Exhibit 99.1

Rockwell Automation Announces Notes Offering

MILWAUKEE — August 3, 2021 — Rockwell Automation, Inc. (NYSE: ROK) today announced that it is offering three series of its notes, subject to market and other conditions.

Rockwell Automation intends to use the net proceeds it receives from this offering to partially fund the purchase price in its anticipated acquisition of Plex Systems.

BofA Securities, Inc., Goldman Sachs & Co. LLC, Loop Capital Markets, LLC and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering.

This news release is not an offer to sell and is not soliciting an offer to buy any of the securities, nor will there be any offer or sale of the securities in any jurisdiction where the offer or sale is not permitted. The offering of securities may be made only by means of a prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and the accompanying prospectus relating to the offering can be obtained from:

BofA Securities, Inc.

200 North College Street, 3rd Floor, NC1-004-03-43

Charlotte, North Carolina 28255-0001

Attn: Prospectus Department

Telephone: +1-800-294-1322

Email: dg.prospectus_requests@bofa.com

Goldman Sachs & Co. LLC

Prospectus Department

200 West Street

New York, NY 10282

Telephone +1-866-471-2526

Email: prospectus-ny@ny.email.gs.com

Loop Capital Markets LLC

111 W. Jackson Blvd. #1901

Chicago, IL 60604

Telephone: +1-312-913-4900

Email: prospectus@loopcapital.com

Wells Fargo Securities, LLC

608 2nd Avenue South, Suite 1000

Minneapolis, MN 55402

Attn: WFS Customer Service

Telephone: +1-800-645-3751

Email: wfscustomerservice@wellsfargo.com

Rockwell Automation, Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 24,000 problem solvers dedicated to our customers in more than 100 countries.

Contacts:

Marci Pelzer

Media Relations

Rockwell Automation

414.382.5679

Jessica Kourakos

Investor Relations

Rockwell Automation

414.382.8510